Exhibit 99.1
From:	Hifn, Inc.
750 University Avenue Los Gatos, CA 95032

Contact:	William R. Walker, Vice President and Chief Financial Officer
408-399-3537
wwalker@hifn.com

Hifn, Inc. Reports Q3 FY2008 Results

LOS GATOS, Calif., July 21, 2008 – Hifn™ (NASDAQ: HIFN) today reported financial results for the third quarter ended June 30, 2008. This press release contains both GAAP and non-GAAP financial information for which a reconciliation can be found on the final page.

Revenues for the third quarter of fiscal 2008 were $10.2 million, an increase of 10 percent from the $9.3 million in revenues reported in the previous quarter and a decrease of 12 percent from the $11.7 million in revenues reported in the third quarter of fiscal 2007. Revenues for the nine months ended June 30, 2008 were $30.4 million, a decrease of five percent from the $32.0 million reported for the nine months ended June 30, 2007.

Net loss for the third quarter ended June 30, 2008, on a GAAP basis, was $1.9 million, or $0.13 per share. Non-GAAP net loss for the third quarter of fiscal 2008, adjusted for stock-based compensation expense, amortization of intangible assets and impairment of investments, was $518,000, or $0.03 per share. Net income for the third quarter ended June 30, 2007, on a GAAP basis, was $284,000, or $0.02 per share. Non-GAAP net income for the third quarter of fiscal 2007, adjusted for stock-based compensation expense and amortization of intangible assets, was $1.8 million, or $0.13 per share.

Net loss for the nine months ended June 30, 2008, on a GAAP basis, was $4.6 million, or $0.31 per share. Non-GAAP net loss for the nine months ended June 30, 2008, adjusted for stock-based compensation expense, amortization of intangible assets and impairment of investments, was $594,000, or $0.04 per share. Net loss for the nine months ended June 30, 2007, on a GAAP basis, was $3.1 million, or $0.22 per share. Non-GAAP net income for the nine months ended June 30, 2007, adjusted for stock-based compensation expense and amortization of intangible assets, was $836,000, or $0.06 per share.

Hifn Third Quarter Fiscal Year 2008
Earnings Release	Page 2

“We are pleased with the 34% sequential growth this quarter for our industry-leading capacity optimizing storage cards, the Express DR1000 and DR600,” said Albert Sisto, chairman and chief executive officer of Hifn. “Our operating expenses remained flat sequentially and order patterns were strong and have continued into the July quarter. We introduced important new products during the quarter, including the first of our storage products for accelerating de-duplication applications. We are excited by our momentum in design activity and design wins, reflecting our expanding portfolio of solutions, expanded sales force and strong execution of our product and technology roadmap that we believe will continue to drive our growth and return us to profitability,” Sisto continued.

“During the third quarter, Hifn repurchased 191,742 shares of common stock at an average price per share of $4.74, for an aggregate purchase price of $909,000," said William Walker, Hifn’s vice president and chief financial officer. “Under the stock repurchase program, until September 30, 2008, management will continue to repurchase shares in the open market,” Walker continued.

Hifn management will hold a conference call to discuss these results today, July 21, 2008, at 1:30 p.m. Pacific Daylight Time (PDT). Those wishing to join should dial 866-206-7204 (domestic U.S.) or 703-639-1114 (international) at approximately 1:15 p.m. Playback of the conference call will be available for 48 hours after the call and may be accessed by calling 888-266-2081 (domestic U.S.) or 703-925-2533 (international), pass code 1261509. This press release and information regarding the conference call, including a webcast of the call, may be accessed through the Investor Relations page in Hifn’s corporate website at www.hifn.com.

 About Hifn

Hifn (NASDAQ: HIFN) delivers the key channel and OEM ingredients for 21st century storage and networking environments. Leveraging over a decade of leadership and expertise in the development of purpose-built Applied Services Processors (ASPs), Hifn is a trusted partner to industry leaders for whom infrastructure innovation in storage and networking is critical to success. With the majority of secure networked communications flowing through Hifn technology, the 21st century convergence of storage and networking drives our product roadmap forward. For more information, please visit: www.hifn.com.

Hifn Third Quarter Fiscal Year 2008
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Use of Non-GAAP Financial Measures

This release contains non-GAAP financial measures (non-GAAP net income or loss)  that exclude the effects of share-based compensation expense, amortization of intangible assets and impairment of investments. Reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measures are detailed in the Reconciliation of GAAP Measures to Non-GAAP Measures attached to this press release. We believe that presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from or as a substitute for the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Hifn's results of operations as determined in accordance with GAAP.

We believe that excluding share-based compensation expense, amortization of intangible assets and impairment of investments provides supplemental information and an alternative presentation useful to investors' understanding of the company's core operating results and trends, especially when comparing those results on a consistent basis to results for previous periods and anticipated results for future periods.

 Investors have indicated that they consider financial measures of our results of operations excluding share-based compensation expense, amortization of intangible assets and impairment of investments as important supplemental information useful to their understanding of our historical results and estimating of our future results.

Management uses non-GAAP financial measures internally for evaluating current financial performance, strategic decision making and forecasting. Given the importance of non-GAAP measures to management, Hifn believes these non-GAAP measures will help analysts and investors better understand management’s assessment of the company’s operational financial performance as compared to prior periods.

This press release contains forward-looking statements, such as statements about Hifn’s future financial performance, increasing acceptance of our storage segment solutions, continued strength in order patterns, momentum in design activity and design wins, our expanded sales force and execution of our product and technology roadmap leading to growth and

Hifn Third Quarter Fiscal Year 2008
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profitability, our ability to generate cash from our core business and Hifn’s intention to repurchase shares of its common stock under the stock repurchase program. Readers are cautioned that Hifn’s forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, such as: changes in customer demand and customer ordering patterns; stimulation of revenue growth through expansion of our sales force and portfolio of solutions; our ability to execute our product and technology roadmap, continuous control over expenses as compared to prior periods; and unexpected economic slowdown in the technology sector. Additional risks are detailed from time to time in Hifn’s filings with the Securities and Exchange Commission. Hifn expressly disclaims any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Hifn’s most recent reports on Form 10-K and Form 10-Q. Hifn’s results of operations for the three months ended June 30, 2008 are not necessarily indicative of Hifn’s operating results for any future periods. Any projections in this release are based on limited information currently available to Hifn and speak only as of the date of this release.

Hi/fn® is a registered trademark of hi/fn, inc. Hifn is a trademark of hi/fn, inc.

Hifn Third Quarter Fiscal Year 2008
Earnings Release	Page 5

HIFN, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

Net revenues	$10,220	$11,671	$30,414	$31,969

Costs and operating expenses:
Cost of revenues	3,669	3,964	10,263	10,764
Research and development	3,140	2,916	10,238	10,336
Sales and marketing	2,678	2,097	8,002	6,036
General and administrative	1,816	1,940	4,813	7,040
Amortization of intangibles	749	737	2,247	2,212
	12,052	11,654	35,563	36,388
Income (loss) from operations	(1,832)	17	(5,149)	(4,419)
Interest and other income (expense), net	43	489	672	1,469
Income (loss) before income taxes	(1,789)	506	(4,477)	(2,950)
Provision for income taxes	100	222	126	175
Net income (loss)	$(1,889)	$284	$(4,603)	$(3,125)

Net income (loss) per share:
- Basic	$(0.13)	$0.02	$(0.31)	$(0.22)
- Diluted	$(0.13)	$0.02	$(0.31)	$(0.22)

Weighted average shares outstanding:
- Basic	14,848	14,109	14,828	14,010
- Diluted	14,848	14,398	14,828	14,010

Hifn Third Quarter Fiscal Year 2008
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HIFN, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

	June 30, 2008	September 30, 2007

ASSETS

Current assets:
Cash & short-term investments	$35,952	$35,322
Accounts receivable, net	6,891	7,450
Inventories	2,760	2,784
Prepaid expenses and other current assets	1,752	1,428
Total current assets	47,355	46,984

Other receivables	84	189
Property and equipment, net	1,987	1,982
Goodwill, intangibles and other assets, net	7,461	9,811
	$56,887	$58,966

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,679	$1,467
Accrued expenses and other current liabilities	4,174	4,051
Total current liabilities	5,853	5,518

Stockholders’ equity:
Common stock	15	15
Paid-in capital	174,690	171,573
Accumulated other comprehensive loss	(16)	3
Accumulated deficit	(118,319)	(113,716)
Treasury stock, at cost	(5,336)	(4,427)
Total stockholders’ equity	51,034	53,448
	$56,887	$58,966

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HIFN, INC. RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

GAAP net income (loss)	$(1,889)	$284	$(4,603)	$(3,125)
Reconciling items:
Stock-based compensation expense	410	762	1,380	1,749
Amortization of intangibles	749	737	2,247	2,212
Impairment of investments	212	-	382	-
Non-GAAP net income (loss)	$(518)	$1,783	$(594)	$836

GAAP basic net income (loss) per share	$(0.13)	$0.02	$(0.31)	$(0.22)
Reconciling items:
Stock-based compensation expense	0.03	0.06	0.09	0.12
Amortization of intangibles	0.05	0.05	0.15	0.16
Impairment of investments	0.02	0.00	0.03	0.00
Non-GAAP basic net income (loss) per share	$(0.03)	$0.13	$(0.04)	$0.06

GAAP diluted net income (loss) per share	$(0.13)	$0.02	$(0.31)	$(0.22)
Reconciling items:
Stock-based compensation expense	0.03	0.05	0.09	0.12
Amortization of intangibles	0.05	0.05	0.15	0.16
Impairment of investments	0.02	0.00	0.03	0.00
Non-GAAP diluted net income (loss) per share	$(0.03)	$0.12	$(0.04)	$0.06

Shares used to calculate GAAP net income (loss) per share:
Basic	14,848	14,109	14,828	14,010
Diluted	14,848	14,398	14,828	14,010

Shares used to calculate non-GAAP net income (loss) per share:
Basic	14,848	14,109	14,828	14,010
Diluted	14,848	14,398	14,828	14,212